EXHIBIT 10.79

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of this 31st day of December 2001, by and between eRoomSystem Technologies, Inc., a Nevada corporation (“eRoomSystem” or the “Company”), and Hall Communications, Inc., a Nevada corporation (“HALL”). eRoomSystem and HALL are collectively referred to hereinafter as the “Parties”.

RECITALS

WHEREAS, on March 30, 2000, the Parties entered into a Letter Agreement (hereinafter, “Advertising Agreement”), setting forth the terms upon which HALL would provide advertising and marketing services on behalf of eRoomSystem;

WHEREAS, the terms of the Advertising Agreement provided for monthly payments of $43,687.50 during months five (5) through twelve (12) thereof;

WHEREAS, as of the date hereof, the Parties agree that eRoomSystem’s outstanding obligation under the Advertising Agreement is $279,111.08 (the “Outstanding Obligation”);

WHEREAS, pursuant to the terms of the Advertising Agreement, eRoomSystem issued to HALL a warrant to purchase 125,000 shares of its common stock, exercisable at $4.80 per share at any time through December 31, 2001 (the “Warrant”);

WHEREAS, the Parties mutually agreed to terminate the Warrant on March 29, 2001, and eRoomSystem issued a new warrant in the amount of 125,000 shares, exercisable at $0.90 per share through December 31, 2001 (the “Replacement Warrant”);

WHEREAS, the Replacement Warrant was not exercised by HALL and expired pursuant to the terms thereof on even date herewith; and

WHEREAS, the Advertising Agreement expired on March 30, 2001 and the Parties desire to modify the remaining payment obligations under the Advertising Agreement as follows: (i) eRoomSystem shall pay HALL $100,000 in twelve (12) equal monthly installments as defined hereinbelow, and (ii) eRoomSystem shall issue HALL, or its assigns, a warrant to purchase 200,000 shares of common stock of eRoomSystem, exercisable at $0.26 per share for a period five (5) years (the “Settlement Warrant”).

NOW, THEREFORE, for and in consideration of the premises and mutual covenants, agreements, understandings, undertakings, representations, warranties and promises, and subject to the conditions hereinafter set forth, and intending to be legally bound thereby, the parties do hereby covenant and agree that the Recitals set forth above are true and accurate, and further covenant and agree as follows:

Section I - Terms

HALL agrees to accept payment of the Outstanding Obligation on the following terms: eRoomSystem shall pay HALL $8,333.33 on the first day of each month, commencing March 1, 2002 and concluding on February 1, 2003. In addition thereto, upon execution of this Agreement, eRoomSystem shall issue HALL the Settlement Warrant in the form attached hereto as Exhibit A.

Section II - Mutual Release

A.   Mutual Release. For valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby forever release, discharge and acquit one another, including each party’s respective successors, predecessors, parents, affiliates, subsidiaries, divisions, including, but not limited to, their respective past or present officers, directors, stockholders, managers, employees, advisors, consultants, insurers, attorneys, accountants, agents and assigns (collectively, the “Released Parties”) from any and all claims, demands, damages, debts, liabilities, actions, causes of action or suits of whatsoever kind or nature. Without limiting its scope, this release includes claims whether known or unknown, unforeseen, or unanticipated and regardless of type, cause or nature, including, but not limited to, all tort or contractual (express or implied) claims.

B.   Future Litigation. The Parties covenant and agree to forever refrain from encouraging, instituting, prosecuting, maintaining, assisting or participating in, any legal proceedings, suits or actions against any of the Released Parties, except if necessary to enforce this Agreement.

C.   Confidentiality. The existence and the terms of this Agreement shall be confidential, and neither party shall reveal or engage in any action which either knows or can expect will result in the revelation of any information concerning the contents of this Agreement to anyone except as required by law or the rules of any regulatory body or stock exchange. This Agreement may, however, be used as evidence in a subsequent proceeding in which any of the Released Parties allege a breach of this Agreement.

Section III - Future Services

All future services performed by HALL on behalf of the Company shall be on a project-by-project basis. The Parties agree that all such services shall be provided on a fixed-cost basis agreed to prior to the commencement of such services.

Section IV - General Provisions

A.  Governing Law. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada.

B.  Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with respect to their mutual release of claims, and any prior understanding or representation of any kind concerning such release that precedes the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

C.  Neutral Interpretation. The provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed as if all parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived. The Parties negotiated the terms of this Agreement at arm’s length.

D.  Waiver of Jury Trial. Each party hereto hereby irrevocably waives all rights to trial by jury in any action or proceeding arising out of or relating to this agreement or any transaction contemplated hereby and for any counterclaim therein.

E.  Notices. All notices, requests or other communications to the Parties shall be delivered via registered or overnight mail, or via facsimile, as follows:

If to eRoomSystem:

Gregory L. Hrncir, Esq.
eRoomSystem Technologies, Inc.
390 North 3050 East
St. George, UT 84790\
435-688-3636 (facsimile)

If to HALL:

Mick Hall
Hall Communications, Inc.
6600 Amelia Earhardt Court
Las Vegas, NV 89119
702-260-9886 (facsimile)

F.  Severability. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, the rights of any parties hereto, or the rights of the Documents and Disbursements Custodian or the Lender. To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

G.  Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above.

eRoomSystem Technologies, Inc.,	Hall Communications, Inc.,
A Nevada Corporation	A Nevada Corporation

By: /s/ Gregory L. Hrncir Gregory L. Hrncir Secretary, General Counsel	By: /s/ Mick Hall Mick Hall Chief Executive Officer, President